Exhibit 10.3
Secondment (Loaned Employee) Agreement Between
 Celadon Group, Inc. and TA Dispatch, LLC
This Secondment Agreement ("Agreement") is made and entered into effective as of April 15, 2019 (the "Effective Date") by and between TA Dispatch, LLC, an Alabama limited liability company (“TA Dispatch") and Celadon Group, Inc., a Delaware corporation (“Celadon”).  TA Dispatch and Celadon are also referred to herein as the Parties or individually as a Party.
WHEREAS, this Agreement is being entered into in connection with (a) that certain Asset Purchase Agreement (the “Purchase Agreement”) by and among (i) Celadon Trucking Services, Inc., a New Jersey corporation (“CTSI”), (ii) Celadon Logistics Services, Inc., a Delaware corporation (“CLSI”), (iii) Hyndman Transport Limited, an Ontario corporation (“Hyndman” and each of CTSI, CLSI, and Hyndman, collectively, “Sellers”), (iv) TA Dispatch, and (v) Celadon, for certain limited purposes described therein, and (b) that certain Consulting Agreement (the “Consulting Agreement”) between TA Dispatch and Jon Russell (“Russell”).
WHEREAS, Russell is currently employed by Celadon as President and Chief Operating Officer;
WHEREAS, TA Dispatch requires the services of Russell to effectively implement the transactions contemplated by Purchase Agreement and transition the assets and business acquired;
WHEREAS, Celadon recognizes that providing the services of Russell to TA Dispatch is an essential part of the acquisition and value of the Purchase Agreement;
WHEREAS, Celadon has agreed to second Russell to TA Dispatch for a period of time, as described below (the "Secondment"), subject to the terms and conditions of this Agreement;
WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions under which Russell will provide the services to TA Dispatch during the Secondment;
WHEREAS, Russell acknowledges this Agreement by his signature below; and
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1.          Secondment Period. Celadon shall second Russell to TA Dispatch on a part-time basis of 50% of his work time for the duration of the Secondment (the "Secondment Period") to provide the services in accordance with the terms of this Agreement. The allocation of Russell’s work time shall be coordinated by Celadon and TA Dispatch, in good faith, so as to effect a mutually agreeable allocation of 50% of his work time to Celadon and 50% of his work time to TA Dispatch and each Party will endeavor to notify the other Party in advance of any period of time for which it expects to require more than 50% of Russell’s time. In the event either Party believes it is not receiving appropriate work time of Russell, it shall promptly notify the other Party in writing, and the Parties shall cooperate in good faith to reallocate Russell’s work time in accordance with the prior sentence. The Secondment Period shall commence on the Effective Date, and shall continue until April 15, 2020, or until terminated by either party, as provided below in Paragraph 9. The Parties currently contemplate that at the end of the Secondment Period Russell will become a full-time employee of TA Dispatch, subject to TA Dispatch and Russell reaching mutually agreeable terms of such employment.
2.          Russell's Continued Employment with Celadon. At all times during the Secondment Period, Russell will continue to be solely an employee of Celadon and shall not at any time become an employee of TA Dispatch. Russell shall continue to be subject to the terms and conditions of his employment agreement with Celadon and any other employment or personnel policies of Celadon, as determined by Celadon in its sole discretion, whether seconded or not. Russell shall not be entitled to receive any such benefits, perquisites, or privileges from TA Dispatch.

3.          Russell's Services and Supervision. Russell shall provide services to TA Dispatch pursuant to and subject to the terms and conditions of the Consulting Agreement in the capacity of a consultant assisting TA Dispatch with transitioning customer relationships and employees, addressing operational issues, and assisting with integration of TA Dispatch’s acquisition of the Purchased Assets (as defined in the Purchase Agreement). Russell shall provide services from Celadon’s headquarters in Indianapolis, IN, and at other reasonable locations as necessary. While providing services to TA Dispatch, Russell shall work under the exclusive direction, control, and supervision of TA Dispatch's Chief Executive Officer. TA Dispatch shall coordinate with Celadon regarding Russell's holiday and vacation schedule. Celadon retains the sole authority to terminate Russell's employment with Celadon; however, TA Dispatch may terminate the Secondment in accordance with the terms of this Agreement. Celadon shall not be responsible for reimbursement of any travel or other out-of-pocket business expenses incurred by Russell in the course of providing services to TA Dispatch.
4.          Payment of Salary and Other Benefits. Subject to Section 5, during the Secondment Period, Celadon shall continue to pay Russell's salary, health and retirement benefits, and any other compensation or benefits to which Russell is entitled to as an employee of Celadon and under any written agreements regarding Russell's employment with Celadon. Subject to Section 5, Celadon shall pay all necessary employment taxes as required by law regarding Russell, report Russell's income to the appropriate tax authorities, and withhold all taxes from Russell's income, as required by law.
5.          Reimbursement by TA Dispatch of Russell Costs. In consideration for Celadon making Russell available to provide services during the Secondment, TA Dispatch shall pay half of all costs to Celadon of Russell’s employment, including, without limitation, salary, health and retirement benefits, any benefit claims paid by Celadon with respect to Russell, employment taxes, 401(k) matching, car allowance, phone and cellular service, as follows:
(a)
  on a biweekly basis in advance, pay to Celadon the total amount of $9,327.44, which is equal to an estimate of 50% of the total direct cost of Russell to Celadon (the “Fixed Costs”), inclusive of the following:

(i)	$8,173.08, representative of one-half of two weeks of annual base salary of $425,000;
(ii)	$139.09, representative of one-half of two weeks of health insurance, dental insurance, vision insurance, and life insurance premiums paid by Celadon or its designated subsidiary;
(iii)	$19.40, representative of one-half of two weeks of ArmardaCare premiums paid by Celadon or its designated subsidiary;
(iv)	$50.96, representative of one-half of two weeks of Celadon’s contribution to flexible spending account;
(v)	$79.13, representative of one-half of two weeks of Celadon’s, or its designated subsidiary’s, match to Russell’s 401(k);
(vi)	$676.55, representative of an estimate of one-half of two weeks of Celadon’s, or its designated subsidiary’s, portion of employment tax;

(vii)	$173.08, representative of one-half of two weeks of Russell’s car allowance; and
(viii)	$16.15, representative of one-half of two weeks of Russell’s phone and cellular service allowance.
(b)
  on a monthly basis, within 10 days of receiving an invoice from Celadon, pay to Celadon 50% of all claims of Russell associated with any healthcare benefits that are self-funded by Celadon (the “Variable Costs”).

On a monthly basis, Celadon shall provide TA Dispatch with an invoice setting forth in reasonable detail the previous month’s Fixed Costs and Variable Costs, which TA Dispatch shall pay within 10 days of receipt. If TA Dispatch’s portion of the prior month’s Fixed Costs as set forth on the invoice are greater than the Fixed Costs actually paid by TA Dispatch for such month, TA Dispatch shall pay such difference to Celadon within 10 days of receipt of such invoice. If TA Dispatch’s portion of the prior month’s Fixed Costs are less than the Fixed Costs actually paid by TA Dispatch for such month, Celadon may pay such amount to TA Dispatch or instruct TA Dispatch to withhold such amount from its payment of the next installment of Fixed Costs.
If any of the estimated amounts of Fixed Costs change, Celadon will provide notice of such change to TA Dispatch. After receipt of such notice, any future payments by TA Dispatch of Fixed Costs shall be at the amount specified in such notice. Any costs, taxes, or other fees that do not accrue or become payable until after the termination of this Agreement shall be invoiced by Celadon within 30 days after becoming payable and shall be paid by TA Dispatch within 10 days of receipt of the invoice.
6.          Confidentiality. For purposes of this Agreement, "Confidential Information" includes any information or compilation of information used  in  the business of TA Dispatch, PS Parent, LLC, P&S Acquisitions, LLC, TA Services, Inc., or any of their respective direct or indirect subsidiaries or affiliates (the “TA Group”) or Celadon or any of its direct or indirect subsidiaries or affiliates, in each case, that gives any of them an opportunity to obtain an advantage over competitors and that is not generally known or readily ascertainable by independent investigation.  Confidential Information includes, but is not limited to, the following: trade secrets; know-how; methods of operation and sales techniques; information regarding market research, sales, profits, profit margins and other financial information, including that of customers or carriers; customer lists and customer information, including customer ordering habits, route, loading, shipping and billing preferences; carrier lists; employee personnel files and information about employee compensation and benefits; and information relating to the identity of contractors, consultants, or vendors, or the terms of contractual or other agreements with contractors, consultants, or vendors; whether furnished  before or after the date of  this Agreement, whether tangible or intangible, whether verbally, in writing, on computer disk or otherwise.  The term “Confidential Information” does not include information which (i) becomes generally available to the public other than as a result of a disclosure by a Party or such Party’s representatives or agents, (ii) the disclosing Party can document was available to such Party on a non-confidential basis prior to its disclosure by the disclosing Party, or (iii) becomes available to a Party on a non-confidential basis from a source other than a member of the TA Group or any of their direct or indirect subsidiaries or affiliates or its representatives or agents, or Celadon or any of their direct or indirect subsidiaries or affiliates or its representatives or agents, as applicable, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

Celadon shall keep secret any Confidential Information relating to the TA Group that it obtains as a result of Russell's Secondment. Celadon shall not use or directly or indirectly disclose any such Confidential Information (or allow it to be used or disclosed), in whole or in part, to any person, company, or other organization without the prior written consent of TA Dispatch. TA Dispatch shall keep secret any Confidential Information relating to Celadon or any of its direct or indirect subsidiaries or affiliates that it obtains as a result of Russell's Secondment. TA Dispatch shall not use or directly or indirectly disclose any such Confidential Information (or allow it to be used or disclosed), in whole or in part, to any person, company, or other organization without the prior written consent of Celadon.
7.          Ownership of Work. All writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that Russell creates, prepares, produces, authors, edits, amends, conceives, or reduces to practice, either individually or jointly with others, during the Secondment Period and relating in any way to the business or contemplated business, products, activities, research, or development of any TA Group member or result from any work performed by Russell for a TA Group member (in each case, regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical, and electronic copies, and other tangible embodiments thereof (collectively, "TA Group Work Product," as further defined below), as well as any and all rights in and to US and foreign (i) patents, patent disclosures, and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and works of authorship (whether copyrightable or not), including computer programs, and rights in data and databases, (iv) trade secrets, know-how, and other confidential information, and (v) all other intellectual property rights, in each case whether registered or unregistered, and including all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world (collectively, "TA Group Intellectual Property Rights"), shall be the sole and exclusive property of the TA Group member and its assigns, free from any encumbrance, claim, lien for balance due, or rights of retention by the TA Group member.
To the extent that ownership of the TA Group Work Product or TA Group Intellectual Property Rights does not otherwise vest in a member of the TA Group and its assigns by operation of law, Celadon hereby and does irrevocably assign, transfer, and convey to TA Dispatch and its assigns, without further consideration, all of its right, title, and interest in such TA Group Work Product and TA Group Intellectual Property Rights. Celadon agrees to reasonably cooperate with TA Dispatch to execute any documents or take any other actions as might be reasonably necessary or that TA Dispatch might reasonably request to: (a) apply for, obtain, perfect, and transfer to TA Dispatch the TA Group Work Product as well as a TA Group Intellectual Property Right in the TA Group Work Product in any jurisdiction in the world; and (b) maintain, protect, and enforce the same, including, without limitation, executing and delivering to TA Dispatch any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by TA Dispatch.
For purposes of this Agreement, "TA Group Work Product" includes, but is not limited to, TA Dispatch information regarding business plans, research, strategies, techniques, agreements, contracts, software design, reports, market studies, product plans, product designs, inventions, unpublished patent applications, experimental processes, experimental results, customer information, client information, customer lists, client lists, marketing information, advertising information, and sales information.

All writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that Russell creates, prepares, produces, authors, edits, amends, conceives, or reduces to practice, either individually or jointly with others, during the Secondment Period and relating in any way to the business or contemplated business, products, activities, research, or development of Celadon or result from any work performed by Russell for Celadon or any of its direct or indirect subsidiaries or affiliates (in each case, regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical, and electronic copies, and other tangible embodiments thereof (collectively, "Celadon Work Product," as further defined below), as well as any and all rights in and to US and foreign (i) patents, patent disclosures, and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and works of authorship (whether copyrightable or not), including computer programs, and rights in data and databases, (iv) trade secrets, know-how, and other confidential information, and (v) all other intellectual property rights, in each case whether registered or unregistered, and including all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world (collectively, "Celadon Intellectual Property Rights"), shall be the sole and exclusive property of Celadon and its assigns, free from any encumbrance, claim, lien for balance due, or rights of retention by Celadon.
To the extent that ownership of the Celadon Work Product or Celadon Intellectual Property Rights does not otherwise vest in Celadon and its assigns by operation of law, TA Dispatch hereby and does irrevocably assign, transfer, and convey to Celadon and its assigns, without further consideration, all of its right, title, and interest in such Celadon Work Product and Celadon Intellectual Property Rights. TA Dispatch agrees to reasonably cooperate with Celadon to execute any documents or take any other actions as might be reasonably necessary or that Celadon might reasonably request to: (a) apply for, obtain, perfect, and transfer to Celadon the Celadon Work Product as well as an Celadon Intellectual Property Right in the Celadon Work Product in any jurisdiction in the world; and (b) maintain, protect, and enforce the same, including, without limitation, executing and delivering to Celadon any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by Celadon.
For purposes of this Agreement, "Celadon Work Product" includes, but is not limited to, Celadon information regarding business plans, research, strategies, techniques, agreements, contracts, software design, reports, market studies, product plans, product designs, inventions, unpublished patent applications, experimental processes, experimental results, customer information, client information, customer lists, client lists, marketing information, advertising information, and sales information.
8.          Indemnification. TA Dispatch and Celadon shall indemnify, hold harmless, and defend the other and each of its officers, directors, shareholders, principals, managers, employees, agents, affiliates, successors, and permitted assigns (collectively, "Indemnified Party") from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees ("Loss"), that in any way relate to or result from any act or omission of Russell in the course or scope of Russell’s services provided to it.
9.          Termination of Secondment. The Secondment shall automatically terminate upon the termination of the Consulting Agreement between Russell and TA Dispatch. TA Dispatch may, in its sole discretion, terminate the services provided to it by Russell at any time and for any reason during the Secondment by providing at least 60 days’ advance written notice to Celadon. Either Party may terminate the Secondment upon a material breach of the other Party, provided that the breaching Party shall have 15 days after receipt of notice of such breach from the harmed Party to cure the breach to the reasonable satisfaction of the harmed Party. Either Party may terminate the Secondment if the other Party files a petition in bankruptcy or the equivalent thereof, or is the subject of an involuntary petition in bankruptcy that is not dismissed within sixty (60) days after the filing date thereof. Upon termination of the Secondment, TA Dispatch shall pay any outstanding invoices for Russell's services within 30 days following termination of the Secondment or 10 days following receipt of an invoice sent in accordance with this Agreement, whichever is later.

10.          Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the Parties. Either party shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction to enforce this Agreement or to prevent a violation of this Agreement, to the extent permitted by applicable law.
11.          Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally/by registered or certified mail, return receipt requested and postage prepaid/by nationally recognized overnight carrier (with all fees prepaid)/by facsimile or email (with confirmation of transmission) to the Parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
If to TA Dispatch:
TA Dispatch, LLC
1810 Avenue C,
Ensley, Alabama 35218
Attention:  Brian Barze
Email:  bbarze@pstrans.com
If to Celadon:
Celadon Group, Inc.
9503 E. 33rd St.
Indianapolis, IN 46235
Facsimile:  317-829-6496
Attention:  Chase Welsh
Email:  cwelsh@celadontrucking.com
12.          Captions and Headings. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and shall not affect the interpretation of this Agreement.
13.          Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to this specific secondment arrangement, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, excluding any agreements between Russell and Celadon. To the extent there is a conflict between this Agreement and the Consulting Agreement, the terms of this Agreement shall govern.

14.          No Third Party Beneficiaries. No person that is not a Party to this Agreement has any rights under this Agreement as a third party beneficiary or otherwise, including Russell.
15.          Relationship of the Parties. Nothing in this Agreement shall constitute, or be deemed or construed to create, a partnership, joint venture, or similar relationship between the Parties. Neither Party shall be deemed to be the agent of the other Party by virtue of this Agreement, it being understood and agreed that TA Dispatch and Celadon are independent parties contracting for services. Neither Party has, and neither party shall, hold itself out as having any authority to enter into any contract or create any obligation or liability on behalf of the other Party.
16.          No Assignment. No party may assign any of its rights or delegate any of its obligations under this Agreement, or assign or create any security interest with respect to this Agreement or its rights or obligations hereunder, except (a) with the prior written consent of the other Party and (b) either Party may assign this Agreement to an arms-length purchaser of all or substantially all of the business of the Party, whether by way of merger, sale of assets, or otherwise.
17.          Successors and Assigns. Subject to the above restrictions on assignment, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assignees.
18.          Survival. The Parties agree that Paragraphs 5, 6, 7, 8, 9, 10, and 23 survive the termination of this Agreement.
19.          Further Assurances. The Parties agree to execute and deliver such additional instruments, agreements, and documents and perform such further acts as may reasonably be required to carry out the intent and purpose of this Agreement.
20.          Signatories Duly Authorized. The signatories to this Agreement represent that they are each duly authorized to execute this Agreement on behalf of the Parties for which they are signing, and that such signatures are sufficient to bind those Parties.
21.          Modification and Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and signed by the party waiving it. No waiver by any Party shall operate or be construed or deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure to exercise or delay in exercising any right, remedy, power, or privilege hereunder operate or be construed or deemed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
22.          Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, pdf, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23.          Governing Law and Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, including its applicable state choice of law statutes. Any action or proceeding by either of the Parties to enforce this Agreement, compel arbitration, enforce any arbitration award, or for specific performance or other equitable relief shall be brought only in a state or federal court located in Marion County, Indiana. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
24.          Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and such adjudication shall not affect the validity, legality, and enforceability of the remaining provisions in this Agreement.

(Signatures on next page)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

Celadon Group, Inc.		TA Dispatch, LLC

/s/ Paul Svindland		/s/ Brian K. Barze

By:	Paul Svindland	By:	Brian K. Barze

Its:	Chief Executive Officer	Its:	CFO

Acknowledge by:

Jon Russell

/s/ Jon Russell

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